September 3, 2019

Kevin Brian Cox
Chief Executive Officer
Surge Holdings, Inc.
3124 Brother Blvd 104
Bartlett, TN 38133

       Re: Surge Holdings, Inc.
           Form 10-Q for the Quarterly Period Ended March 31, 2019 Filed May 15, 2019
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed April 1, 2019
           File No. 000-52522

Dear Mr. Cox:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications